UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form S-8
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REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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GLOBAL GEOPHYSICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	05-0574281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
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13927 South Gessner Road
Missouri City, Texas	77489
(Address of Principal Executive Offices)	(Zip Code)

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Global Geophysical Services, Inc.  2011 Employee Stock Purchase Plan
(Full title of the plan)
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Christopher P. Graham
Senior Vice President, Secretary and General Counsel
13927 South Gessner Road
Missouri City, Texas 77489
(Name and address of agent for service)
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Telephone: (713) 808-7310
(Telephone number, including area code, of agent for service)
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Copy to:
James J. Spring, III
Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.
1200 Smith Street, Suite 1400
Houston, Texas 77002
Telephone: (713) 658-1818

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	1,000,000	$7.395	$7,395,000	$858.56
Total	1,000,000	$7.395	$7,395,000	$858.56

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued by the registrant as a result of stock splits, stock dividends, anti-dilution provisions or other similar transactions.

(2)           The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported for the registrant's common stock traded on the New York Stock Exchange on September 23, 2011.

PART I.                      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.*

Item 2.                      Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

Global Geophysical Services, Inc., a Delaware corporation (the "Registrant"), hereby incorporates by reference into this Registration Statement the documents listed below.  In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•
our Current Reports on Form 8-K filed on January 5, 2011, January 14, 2011, January 19, 2011, February 3, 2011, February 7, 2011, March 10, 2011, March 11, 2011, April 21, 2011, April 28, 2011, April 29, 2011, June 14, 2011, June 15, 2011, July 13, 2011, July 15, 2011, August 3, 2011, August 10, 2011, August 30, 2011 and September 1, 2011;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2011; and

•	the description of our common stock is contained in our registration statement on Form S-1/A (File No. 333-162540) filed on April 21, 2010.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Delaware General Corporation Law.  Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Law") provides generally and in pertinent part that a corporation may indemnify its directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.  Section 145(b)  provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Sections 145(f) and 145(g) permit a corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase and maintain insurance on behalf of its directors and officers.

Certificate of Incorporation.  As permitted by Section 102(b)(7) of Delaware Law, Article VIII of our Third Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty. Article VIII provides that any director, officer, incorporator, employee, or agent of our corporation, (or persons serving at our request as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise) who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) shall be entitled to be indemnified by us, and we are authorized to indemnify such person or persons, to the fullest extent permitted by law, including without limitation, against expenses (including counsel fees and disbursements), judgments, fines, excise taxes assessed on a person with respect to an employee benefit plan, and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such person. The indemnification shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in our Bylaws, by any agreement, by vote of stockholders, by resolution of our disinterested directors, by provisions of law or otherwise.

Bylaws.  Article 6 of our Bylaws, effective as of April 27, 2010, also provides for indemnification of current or former directors, officers, employees and agents, or any person who served or is serving at our request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of Delaware Law. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  Indemnification rights shall inure to the benefit of the heirs, executors and administrators of such indemnified person.

Indemnification Agreements.  We have entered into Indemnification Agreements with certain of our directors, whereby we agree to indemnify the director to the fullest extent permitted by law, if the director was, is or becomes a party to, a witness to, or other participant in or threatened to be made a participant of a suit, proceeding, hearing or such whether civil, criminal, administrative, or investigative.  The Indemnification Agreement shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

We maintain directors' and officers' liability and corporation reimbursement insurance for our benefit and the benefit of our directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and our Bylaws.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Third Amended and Restated Certificate of Incorporation dated April 26, 2010 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed April 27, 2010, File No. 001-34709)
4.2	Amended and Restated Bylaws dated April 27, 2010 (incorporated by reference to Exhibit 3.2 to the Form 8-K filed April 27, 2010, File No. 001-34709)
4.3	Form of Specimen Certificate of Global Geophysical Services, Inc. (incorporated by reference to Exhibit 4.1 to the Form S-1/A filed February 17, 2010, File No. 333-162540)
4.4	Global Geophysical Services, Inc. 2011 Employee Stock Purchase Plan (filed herewith)
5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C. (filed herewith)
23.1	Consent of UHY LLP, Independent Registered Certified Public Accounting Firm (filed herewith)
23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C. (included in opinion filed as Exhibit 5.1 herewith)
24.1	Power of Attorney (contained on signature page)

Item 9.                      Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities

Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 26, 2011.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ RICHARD A. DEGNER
Richard A. Degner, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Degner and P. Mathew Verghese, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RICHARD A. DEGNER Richard A. Degner	President and Director (Chief Executive Officer and Principal Executive Officer)	September 26, 2011
/s/ P. MATHEW VERGHESE P. Mathew Verghese	Senior Vice President (Chief Financial Officer and Principal Financial Officer)	September 26, 2011
/s/ JESSE PEREZ, III Jesse Perez, III	Chief Accounting Officer	September 26, 2011
/s/ DAMIR S. SKERL Damir S. Skerl	Director	September 26, 2011
/s/ MICHAEL C. FORREST Michael C. Forrest	Director	September 26, 2011
/s/ GEORGE E. MATELICH George E. Matelich	Director	September 26, 2011
/s/ STANLEY DE JONGH OSBORNE Stanley de Jongh Osborne	Director	September 26, 2011
/s/ KARL F. KURZ Karl F. Kurz	Director	September 26, 2011
/s/ MICHAEL S. BAHORICH Michael S. Bahorich	Director	September 26, 2011
/s/ JOSEPH P. MCCOY Joseph P. McCoy	Director	September 26, 2011